UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2006

Sharper Image Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-15827	94-2493558
(Commission File Number)	(IRS Employer Identification No.)

350 The Embarcadero, 6th Floor San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 2, 2006, Sharper Image Corporation (the “Company”) entered into a Fifth Amendment to Loan and Security Agreement with Wells Fargo Retail Finance, LLC (the “Amendment”). The Amendment extended the maturity date to February 2, 2010, and allows borrowings and letters of credit up to a maximum of $55 million at all times and, until October 31, 2007, permits the Company to increase the maximum to $85 million. The Amendment provides that borrowings under the credit facility will bear interest at either an adjusted LIBOR rate plus a margin ranging from 1.25% to 1.75% depending on the amount borrowed or Wells Fargo’s prime rate less, for borrowings over $20 million, 0.25%. The Amendment further provides for additional flexibility under the covenants by permitting an increased amount of unsecured indebtedness. It also permits the Company to make additional purchases or redemptions of the Company’s stock, approved by the Company’s board of directors, so long as (i) no default or event of default has occurred or is continuing or would result therefrom and (ii) both immediately before and for a six month period following such repurchase or redemption the availability under the credit facility would be greater than or equal to $40 million.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Fifth Amendment to Loan and Security Agreement dated February 2, 2006 between the Company and Wells Fargo Retail Finance, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: February 7, 2006	By:	/s/ Jeffrey P. Forgan
	Name:	Jeffrey P. Forgan
	Title:	EVP, Chief Financial Officer